Exhibit 99.1

CONTINENTAL BUILDING PRODUCTS REPORTS FOURTH QUARTER

AND FULL YEAR 2013 RESULTS

- Wallboard Mill Net Price Increases 18% for 2013 -

- Wallboard Volume Rises 14% to 2.2 BSF in 2013 -

- Company Completes Initial Public Offering In February 2014 -

Reston, Virginia, March 27, 2014. Continental Building Products, Inc. (NYSE: CBPX), a leading manufacturer of wallboard and gypsum-based products, announced today results for the fourth quarter and fiscal year ended December 31, 2013.

Highlights of Fourth Quarter 2013 (Successor) as Compared to Fourth Quarter 2012 (Predecessor)

•	Net sales increase 30% to $114.4 million

•	Operating income of $15.9 million, up from $2.8 million

•	Adjusted EBITDA[1] more than doubles to $29.8 million

•	Net income increases 125% to $6.7 million

•	Wallboard volume grows 18% to 632 million square feet (MMSF)

•	Wallboard mill net price increases 14% to $143.04 per thousand square feet (MSF)

Highlights of Full Year 2013 as compared to Full Year 2012 on a pro forma basis2

•	Net sales increase 29% to $402.3 million

•	Operating income improves to $29.8 million, up from an operating loss of $45.4 million

•	Adjusted EBITDA increases 152% to $102.6 million

•	Net income increases to $4.9 million compared to a net loss of $68.7 million

“The positive momentum in our business continued into the year end, resulting in a net sales increase of 30% during the fourth quarter,” stated Ike Preston, Continental’s CEO. “As we progressed though the year, rising housing starts provided favorable residential construction activity, our repair and remodel end markets improved, and commercial orders started to show early signs of a recovery. The improvement in our performance reflects the improved demand environment, but is even more reflective of our market leading positions that we have forged in attractive regions throughout the Eastern United States.”

Mr. Preston continued, “The significant investments we have made to modernize our capacity allowed us to more than double our adjusted EBITDA in the fourth quarter 2013. We believe we are well positioned to continue growing our business as we leverage our existing capacity and low cost production capabilities to support additional profit expansion and cash generation over time.”

[1]	See the financial schedules at the end of this press release for a reconciliation of adjusted EBITDA, a non-GAAP financial measure, to operating income.
[2]	Pro forma results are presented as a result of the acquisition that was completed on August 30, 2013. See the financial schedules at the end of this press release and the discussion below for more information regarding the acquisition and the pro forma adjustments.

Fourth Quarter 2013 (Successor) Vs Fourth Quarter 2012 (Predecessor)

Net sales for the fourth quarter of 2013 totaled $114.4 million, up 30.1%, compared to $88.0 million in the fourth quarter of 2012. The increase in sales was primarily driven by a 17.7% increase in wallboard volume to 632 MMSF compared to 537 MMSF in the prior year quarter, and a 13.8% increase in the average wallboard mill net price3 to $143.04 per MSF from $125.71 in the prior year quarter. The increase in wallboard volume was primarily driven by improved demand from residential, nonresidential and repair and remodel end markets. The improvement in average wallboard mill net price was a result of better demand and increased effective capacity utilization rates at our plants.

Gross profit was $24.6 million, up 114.2% compared to $11.5 million in the prior year quarter. The gross margin of 21.5% increased from 13.1% in the prior year quarter, primarily as a result of higher average wallboard mill net prices and the Company’s focus on cost reduction and efficiencies.

Selling and administrative (SG&A) expense was $8.8 million, up less than 1% from $8.7 million in the prior year quarter. Services performed by Lafarge North America, which were allocated costs in the prior year, are now performed by us directly or through a transition services agreement with Lafarge North America. In the current quarter, all of these costs were captured in direct SG&A.

Operating income was $15.9 million, up $13.1 million from $2.8 million in the prior year quarter. Net income during the quarter was $6.7 million, or $0.21 per diluted share, up 125% from $3.0 million in the prior year quarter.

Interest expense was $8.2 million, up $8.1 million from $0.1 million in the prior year quarter, reflecting an increase in long-term debt.

Adjusted EBITDA totaled $29.8 million, up $15.9 million, or 109%, compared to $14.3 million in the prior year quarter.

At the end of the quarter on December 31, 2013, the Company had cash of $11.8 million and total debt outstanding of $564.1 million. On February 10, 2014, the Company used proceeds from its initial public offering to reduce debt through the repayment of its second lien term loan of $155.0 million.

Jay Bachmann, Continental’s Chief Financial Officer commented, “We achieved operating leverage on Adjusted EBITDA of nearly 60% in the fourth quarter and nearly 70% for the full year, reflecting higher wallboard sales and dramatic improvements to our cost structure. Our fourth quarter gross margin increased 840 basis points to 21.5% and SG&A as a percent of sales improved 230 basis points to 7.6% due to the efficiencies we have extracted from our low cost plant operations as market conditions have continued to improve. Our successful investments in our capacity in previous years have allowed us to keep capital expenditures down and maximize free cash flow. As we move forward, we remain committed to maintaining strict capital discipline and reducing our debt leverage.”

[3]	Mill net sales price represents average selling price per thousand square feet net of freight and delivery costs.

Full Year 2013 Vs Full Year 2012 on a Pro Forma Basis

Net sales for the full year of 2013 totaled $402.3 million, up 29.2% compared to $311.4 million for the full year of 2012. Wallboard volumes increased 13.6% to 2.2 billion square feet (BSF) compared 1.9 BSF in the prior year. The average wallboard mill net price increased 17.7% to $145.92 per MSF from $124.02 in the prior year.

Gross profit was $69.5 million, up from a $10.7 million loss in the prior year.

Selling and administrative (SG&A) expense was $39.8 million, up 14.4% from $34.7 million in the prior year. Acquisition closing costs of $3.3 million contributed to the increase versus last year.

Operating income was $29.8 million, up from an operating loss of $45.4 million in the prior year. Net income was $4.9 million, up from a net loss of $68.7 million in the prior year.

Interest expense was $23.4 million, up $0.2 million from $23.2 million in the prior year.

Adjusted EBITDA totaled $102.6 million, up $61.9 million, or 152.6% compared to $40.7 million in the prior year.

2014 Outlook

For the full year 2014, the Company expects net sales and adjusted EBITDA to increase compared to full year 2013, largely due to improving demand and pricing. The Company believes that economic fundamentals remain strong for rising construction activity, although during first quarter 2014, wallboard volumes have been adversely affected by weather conditions in the eastern United States.

About Continental Building Products

Continental Building Products is a leading North American manufacturer of gypsum wallboard, joint compound and complementary finishing products. The Company is headquartered in Reston, Virginia with operations serving the residential, commercial and repair and remodel construction markets primarily in the eastern United States and eastern Canada. For additional information, visit www.continental-bp.com.

On August 30, 2013, an affiliate of our controlling stockholder acquired substantially all of the assets of the gypsum business that was part of Lafarge North America Inc. (Lafarge) for a purchase price of approximately $700 million. The financial statements presented for periods prior to August 30, 2013, or the Predecessor statements, are derived from Lafarge’s consolidated financial statements and accounting records of its gypsum division. Continental, which was formed on July 26, 2013, had no operating results prior to its acquisition of the Lafarge gypsum division. The financial statements after August 30, 2013, or the Successor statements, reflect the net assets acquired at fair value and also include additional indebtedness arising from the acquisition.

Full year 2013 operating figures are presented on a pro forma basis to reflect the acquisition that was completed on August 30, 2013. The unaudited pro forma combined statements of operations give effect to the pro forma transactions as though the pro forma transactions had occurred as of January 1, 2012.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal year 2013 expected to be filed on March 27, 2014, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:

703 480-3980

Investorrelations@continental-bp.com

Continental Building Products, Inc.

Consolidated (Successor) / Combined (Predecessor) Statements of Operations

(dollars in thousands except per share data)

(Unaudited)

	Successor Three Months Ended December 31, 2013	Predecessor Three Months Ended December 31, 2012

Net Sales	$114,436	$87,961
Costs, expenses and other income:
Cost of goods sold	89,798	76,461
Selling and administrative:
Direct	8,753	7,116
Allocated from Lafarge	—	1,561

Total selling and administrative	8,753	8,677

Total costs and operating expenses	98,551	85,138

Operating income	15,885	2,823
Other (expense) income, net	(106)	(72)
Interest expense, net	(8,178)	(62)

Income (loss) before earnings (losses) on equity method investment and income tax	7,601	2,689
Earnings (losses) from equity method investment	—	18

Income (loss) before income tax benefit	7,601	2,707
Income tax (expense) benefit	(856)	287

Net income (loss)	$6,745	$2,994

Net income per share, basic and diluted
Basic	$0.21
Diluted	$0.21

Weighted average shares outstanding
Basic	32,304
Diluted	32,304

Continental Building Products, Inc.

Consolidated (Successor) / Combined (Predecessor) Statements of Operations

(dollars in thousands except per share data)

(Unaudited)

	Successor	Predecessor
	July 26 to December 31, 2013	January 1 to August 30, 2013	Year Ended December 31, 2012
Net Sales	$150,066	$252,248	$311,410
Costs, expenses and other income:
Cost of goods sold	121,335	195,338	289,936
Selling and administrative:
Direct	14,953	19,338	27,194
Allocated from Lafarge	—	4,945	7,037

Total selling and administrative	14,953	24,283	34,231

Total costs and operating expenses	136,288	219,621	324,167
Operating income	13,778	32,627	(12,757)
Other (expense) income, net	(21)	(191)	(87)
Interest expense, net	(10,542)	(91)	(212)

Income (loss) before earnings (losses) on equity method investment and income tax	3,215	32,345	(13,056)
Earnings (losses) from equity method investment	—	(30)	(138)

Income (loss) before income tax benefit	3,215	32,315	(13,194)
Income tax (expense) benefit	(1,110)	(130)	352

Net income (loss)	$2,105	$32,185	$(12,842)

Net income per share, basic and diluted
Basic	$0.07
Diluted	$0.07

Weighted average shares outstanding
Basic	32,304
Diluted	32,304

Continental Building Products, Inc.

Pro Forma Combined Statements of Operations

(dollars in thousands)

(Unaudited)

	Year Ended December 31, 2013	Year Ended December 31, 2012
Net Sales	$402,314	$311,410
Costs, expenses and other income:
Cost of goods sold	332,773	322,068
Selling and administrative:
Direct	34,806	27,709
Allocated from Lafarge	4,945	7,037

Total selling and administrative	39,751	34,746

Total costs and operating expenses	372,524	356,814
Operating income	29,790	(45,404)
Other (expense) income, net	(212)	(448)
Interest expense, net	(23,443)	(23,151)

Income (loss) before earnings (losses) on equity method investment and income tax	6,135	(69,003)
Earnings (losses) from equity method investment	—	—

Income (loss) before income tax benefit	6,135	(69,003)
Income tax (expense) benefit	(1,240)	352

Net income (loss)	$4,895	$(68,651)

See the accompanying notes to the unaudited pro forma statements of operations.

Continental Building Products, Inc.

Pro Forma Combined Statement of Operations

Full Year Ended December 31, 2013

(Unaudited)

(in thousands)	Predecessor	Successor
	January 1 to	July 26 to			December 31,
	August 30,	December 31,	Pro Forma		2013
	2013	2013	Adjustments		Pro forma
Net Sales	$252,248	$150,066	$—		$402,314
Costs, expenses and other income:
Cost of goods sold	195,338	121,335	16,100	(a)	332,773
Selling and administrative:
Direct	19,338	14,953	515	(b)	34,806
Allocated from Lafarge	4,945	—	—		4,945

Total selling and administrative	24,283	14,953	515		39,751

Total costs and operating expenses	219,621	136,288	16,615		372,524

Operating income	32,627	13,778	(16,615)		29,790
Other (expense) income, net	(191)	(21)	—		(212)
Interest expense, net	(91)	(10,542)	(12,810	) (c)	(23,443)

Income (loss) before earnings (losses) on equity method investment and income tax	32,345	3,215	(29,425)		6,135

Earnings (losses) from equity method investment	(30)	—	30	(d)	—

Income (loss) before income tax benefit	32,315	3,215	(29,395)		6,135
Income tax (expense) benefit	(130)	(1,110)	—	(e)	(1,240)

Net income (loss)	$32,185	$2,105	$(29,395)		$4,895

See the accompanying notes to the unaudited pro forma statements of operations.

Continental Building Products, Inc.

Pro Forma Combined Statement of Operations

Full Year Ended December 31, 2012

(Unaudited)

(in thousands)	Predecessor
	Year Ended			December 31,
	December 31,	Pro Forma		2012
	2012	Adjustments		Pro forma
Net Sales	$311,410	$—		$311,410
Costs, expenses and other income:
Cost of goods sold	289,936	32,132	(a)	322,068
Selling and administrative:
Direct	27,194	515	(b)	27,709
Allocated from Lafarge	7,037	—		7,037

Total selling and administrative	34,231	515		34,746

Total costs and operating expenses	324,167	32,647		356,814
Operating income	(12,757)	(32,647)		(45,404)
Other (expense) income, net	(87)	(361)		(448)
Interest expense, net	(212)	(22,939	) (c)	(23,151)

Income (loss) before earnings (losses) on equity method investment and income tax	(13,056)	(55,947)		(69,003)

Earnings (losses) from equity method investment	(138)	138	(d)	—

Income (loss) before income tax benefit	(13,194)	(55,809)		(69,003)
Income tax (expense) benefit	352	—	(e)	352

Net income (loss)	$(12,842)	$(55,809)		$(68,651)

See the accompanying notes to the unaudited pro forma statements of operations.

Notes to the unaudited pro forma statements of operations:

(a) Purchase Accounting

The unaudited pro forma combined statements of operations reflect an adjustment for the increase in depreciation and amortization expenses related to the fair value adjustments to tangible and long-lived intangible assets with definite lives assuming the Acquisition occurred at January 1, 2012. The incremental pro forma amortization expense for long-lived intangible assets with definite lives was $10.4 and $20.4 million for the full year 2013 and 2012, respectively. The incremental pro forma depreciation expense for long-lived tangible assets was $7.2 and $10.2 million for the full year 2013 and 2012, respectively. We are in the process of finalizing third-party valuations of certain acquired assets; thus, the measurement of assets giving rise to these pro forma adjustments is subject to change.

The unaudited combined statements of operations also reflect an adjustment to increase cost of sales by $1.5 million for the 2012, with a corresponding reduction to cost of sales for 2013. This reflects the turn through cost of sales of inventory that was stepped up to fair value assuming that the transaction occurred on January 1, 2012.

(b) Equity Awards

In conjunction with our initial public offering that we completed in February 2014, we granted approximately 142,000 stock options and 75,000 restricted shares to employees. The fair value of the restricted shares is based on the share price on the date of grant, which was the offering price of $14.00 per share. The unaudited combined statements of operations reflect compensation expense for this award assuming the awards were granted on January 1, 2012. Pro forma compensation expense of $0.5 million has been recognized in selling and administrative expense for 2013 and 2012 based on a vesting period of four years.

(c) Debt financing

In connection with the Acquisition, we entered into a $320 million First Lien Credit Agreement that also included a revolving credit facility of up to $50 million U.S. dollars, and a $120 million Second Lien Credit Agreement. At the closing of the Acquisition, US $28.5 million was borrowed under the Revolver. On December 2, 2013, we entered into amendments to the First Lien Credit Agreement and the Second Lien Credit Agreement pursuant to which we issued additional term loans in an aggregate principal amount of $95 million under the First Lien Credit Agreement and $35 million under the Second Lien Credit Agreement with the proceeds distributed as a return of capital to our owner, Lone Star. On February 10, we used the proceeds from our initial public offering to completely repay the $155 million due under the Second Lien Credit Agreement. For our pro forma statements of operations, all three of these events are assumed to have happened on January 1, 2012 and result in the unaudited pro forma combined statements of operations reflecting an adjustment for interest expense and the amortization of deferred financing costs on the $415 million First Lien term loans and approximately $28.5 million Revolver borrowings. Incremental pro forma interest expense was $12.8 and $22.9 for 2013 and 2012, respectively.

The termination fee of $2.0 million for the asset advisory agreement with an affiliate of Lone Star and the $3.1 million for the 2% call premium on early repayment of our Second Lien Credit Agreement were not included in the pro forma income statement as each represents a non-recurring expense.

(d) Interest in Seven Hills

As of the Acquisition and through December 31, 2013, the equity interest in Seven Hills remained with Lafarge. Under the terms of the Asset Purchase Agreement entered into in connection with the Acquisition, Lafarge is passing through all of the benefits and burdens of the Joint Venture Agreement and the other operative agreements to us, and our supply of paper from the joint venture has continued after the closing of the Acquisition under the same terms and conditions as prior to the Acquisition. We elected to measure this financial interest in Seven Hills at fair value and the pro forma combined statements of operations eliminate the equity earnings of this investment.

(e) Income taxes

Due to our limited history and the history of pre-tax losses generated by the Predecessor, deferred tax benefits were not recorded on the pro forma adjustments.

Continental Building Products, Inc.

Consolidated (Successor) / Combined (Predecessor) Balance Sheets

(dollars in thousands except share data)

(Unaudited)

	Successor	Predecessor
	December 31,	December 31,
	2013	2012
Assets
Cash	$11,822	$—
Receivables, net	32,328	23,350
Inventories	28,120	29,206
Prepaid and other current assets	4,523	1,026
Deferred taxes, current	2,137	—

Total current assets	78,930	53,582
Property, plant and equipment, net	383,625	386,270
Customer relationships and other intangibles, net	126,126	3,829
Goodwill	119,945	94,360
Equity method investment	—	18,276
Financial interest in Seven Hills	13,000	—
Debt issuance costs	17,800	—
Deferred taxes, non-current	950	—
Other assets	—	429

Total Assets	$740,376	$556,746

Liabilities and Equity
Accounts payable	$28,126	$30,168
Accrued and other liabilities	11,325	7,361
Notes payable, current portion	4,150	—

Total current liabilities	43,601	37,529
Deferred Taxes	—	6,145
Capital lease obligations	—	2,839
Notes payable, non-current portion	559,924	—

Total liabilities	603,525	46,513

Equity
Common stock	32	—
Additional paid-in capital	134,968	—
Accumulated other comprehensive income (loss)	(254)	(5,560)
Accumulated earnings (deficit)	2,105	—
Accumulated net contributions from parent	—	515,793

Total equity	136,851	510,233

Total liabilities and equity	$740,376	$556,746

Continental Building Products, Inc.

Consolidated (Successor) / Combined (Predecessor) Statements of Cash Flows

(dollars in thousands)

(Unaudited)

	Successor	Predecessor
	July 26 to	January 1 to
	December 31,	August 30,	December 31,
	2013	2013	2012
Cash flows from operating activities:
Net income (loss)	$2,105	$32,185	$(12,842)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,529	16,886	36,331
Amortization of debt issuance costs and debt discount	808	—	—
(Gain) loss on disposal of property, plant and equipment	199	1,115	87
Loss from equity method investment	—	30	138
Deferred taxes	(3,087)	182	190
Change in assets and liabilities:
Receivables	(451)	(8,655)	(12,338)
Inventories	8,268	(5,827)	(154)
Prepaid expenses and other current assets	(2,509)	(1,783)	(133)
Other long-term assets	—	429	—
Accounts payable	2,777	(5,738)	5,396
Accrued and other liabilities	10,718	(3,996)	(109)
Other long term liabilities	—	(126)	(168)

Net cash provided by (used in) operating activities	37,357	24,702	16,398

Cash flows from investing activities:
Capital expenditures	(2,798)	(2,506)	(5,205)
Acquisition of predecessor	(703,141)	—	—
Software purchased or developed	—	—	(27)
Proceeds from the sale of property, plant, and equipment	—	—	21
Capital contributions to equity method investment	—	(66)	(84)
Distributions from equity method investment	—	552	855

Net cash used in investing activities	(705,939)	(2,020)	(4,440)

Cash flows from financing activities:
Capital contribution (distribution) from (to) Lafarge NA, net	—	(22,682)	(11,958)
Capital contribution from Lone Star Funds	265,000	—	—
Proceeds from issuance of long-term debt, net of original issue discount	564,965	—	—
Proceeds from revolving credit facility, net	—	—	—
Capital distribution to Lone Star Funds	(130,000)	—	—
Principal payments on long-term debt	(1,038)	—	—
Debt issuance costs	(18,461)	—	—

Net cash provided by (used in) financing activities	680,466	(22,682)	(11,958)

Effect of foreign exchange rates on cash and cash equivalents	(62)	—	—
Net change in cash and cash equivalents	11,822	—	—
Cash, beginning of period	—	—	—

Cash, end of period	$11,822	$—	$—

Reconciliation of GAAP Measure to Non-GAAP Measure

EBITDA and Adjusted EBITDA have been presented in this press release as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We have presented EBITDA and Adjusted EBITDA as supplemental performance measures because we believe that they facilitate a comparative assessment of our operating performance relative to our performance based on our results under GAAP while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that we believe do not reflect our operations and underlying operational performance. Management also believes that EBITDA and Adjusted EBITDA are useful to investors because they present a better reflection of our performance as an independent company following the acquisition and allows investors to view our business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods.

EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA and Adjusted EBITDA in the same manner as we do. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered in isolation or as alternatives to operating income determined in accordance with GAAP or any other financial statement data presented as indicators of financial performance or liquidity, each as calculated and presented in accordance with GAAP.

The following is a reconciliation of operating income to EBITDA and adjusted EBITDA:

Continental Building Products, Inc.

Reconciliation of Non-GAAP Measure to GAAP Measure

(dollars in thousands)

(Unaudited)

			Successor	Predecessor
			Three Months Ended December 31, 2013	Three Months Ended December 31, 2012
Operating Income (loss) - GAAP Measure			$15,885	2,823

Adjustments:

Depreciation and amortization			13,935	6,403

EBITDA - Non-GAAP Measure			29,820	9,226
Pension and post-retiree costs retained by Lafarge	(a	)	—	3,985

Master Brand Agreement	(b	)	—	1,062

Adjusted EBITDA - Non-GAAP Measure			$29,820	$14,273

		Successor	Predecessor		Pro Forma
		July 26 to December 31, 2013	January 1 to August 30, 2013	Year Ended December 31, 2012	Year Ended December 31, 2013	Year Ended December 31, 2012
Operating Income		$13,778	$32,627	$(12,757)	$29,790	$(45,404)

Adjustments:

Depreciation and amortization		18,529	16,886	36,331	53,015	66,963

EBITDA - Non-GAAP Measure		32,307	49,513	23,574	82,805	21,559
Pension and post-retiree costs retained by Lafarge	(a)	—	7,636	11,925	7,636	11,925

Master Brand Agreement	(b)	—	3,004	3,602	3,004	3,602

Special bonus	(c)	—	—	904	—	904

Spare parts write-off	(d)	—	—	1,205	—	1,205

Newark lease termination costs	(e)	—	2,556	—	2,556	—
Co-generation lease termination costs	(f)	2,075	1,195	—	3,270	—

Acquisition closing costs	(g)	3,296	—	—	3,296	—

Inventory step-up impacting margin	(h)	1,500	—	—	—	1,500

Adjusted EBITDA - Non-GAAP Measure		$39,178	$63,904	$41,210	$102,567	$40,695

(a)	Lafarge retained the pension and post-retiree liabilities related to its gypsum division and no new plans have been established by Continental. The adjustment represents pension and post-retiree benefit costs allocated to the Predecessor.
(b)	Adjusts for the amounts paid to Lafarge under the master brand agreements by Lafarge that were discontinued after the Acquisition.
(c)	Adjusts for special payouts paid by Lafarge related to a retention program due to the process of disposing of its gypsum business.
(d)	Adjusts for the write-off of spare parts related to the closure of the Newark, New Jersey gypsum wallboard plant.
(e)	Adjusts for the payment of a lease termination fee to the Port of Newark related the Newark, New Jersey plant closure.
(f)	Adjusts for the payment of a lease termination fee to discontinue the use of the co-generation power plant.
(g)	Adjusts for the transaction costs associated with the Acquisition.
(h)	Adjusts for step-up to fair value of inventory that increased cost of sales for one month after the Acquisition.

Interim Volumes and Mill Net Prices

(unaudited)

	Predecessor			Successor
	Three Months Ended March 31, 2013	Three Months Ended June 30, 2013	July 1, 2013 to August 30, 2013	July 26, 2013 to September 30, 2013	Three Months Ended December 31, 2013
Volumes (million square feet)	438	523	373	195	632
Mill net Price per MSF	$146.97	$149.56	$145.43	$144.06	$143.04